Exhibit 4.25

DESCRIPTION OF THE COMPANY’S COMMON STOCK REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following summary of the common stock of Fidelity National Information Services, Inc. is based on and qualified by (a) our Amended and Restated Articles of Incorporation, which we refer to as our articles of incorporation, (b) our Fourth Amended and Restated Bylaws, which we refer to as our bylaws, and (c) applicable Georgia law. The descriptions herein are necessarily general and do not purport to be complete. Copies of our articles of incorporation and our bylaws are also filed as exhibits to our Annual Report on Form 10-K. We encourage you to read them and the applicable provisions of Georgia law for further information.
General
Stock Outstanding. Pursuant to an amendment to our articles of incorporation filed with the Georgia Secretary of State on July 31, 2019, our authorized capital stock consists of 950,000,000 shares, of which 750,000,000 are designated “Common Stock” and have a par value of $0.01 per share, and 200,000,000 shares are designated “Preferred Stock” and have a par value of $0.01 per share.
Common Stock
Holders of our Common Stock are entitled to receive dividends that may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of FIS legally available for the payment of dividends. Holders of our Common Stock have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote. Upon the voluntary or involuntary dissolution of FIS, the net assets of FIS available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with the number of shares of Common Stock held by them.
The rights and privileges of holders of our Common Stock are subject to the rights and preferences of the holders of any series of Preferred Stock that we may issue in the future, as described below. The Preferred Stock may be issued from time to time without shareholder consent by approval of our board of directors, which we refer to as our board, as shares of one or more series. The number of shares of each series of Preferred Stock, and the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of or on such shares shall be as fixed and determined by our board prior to the issuance of any such shares, in the manner authorized by the Georgia Business Corporation Code, which we refer to as the Georgia Code. The authority of our board with respect to each series of the Preferred Stock includes, without limiting the generality of the foregoing, the establishment of any or all of the voting powers, preferences, designations, rights, qualifications, limitations and restrictions described in Section 14-2-601(d) of the Georgia Code, and any others determined by our board, any of which may be different from or the same as those of any other class or series of FIS’ shares.
Our board is expressly authorized at any time to adopt resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and at any time and from time to time to file articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in any series of Preferred Stock (but not to decrease the number of shares in any series below the number of shares then issued), to eliminate the series where no shares are issued, or to set or change in any one or more respects the voting powers, preferences, designations, rights, qualifications, limitations or restrictions relating to the shares of the series, except as otherwise provided by law or in the articles of amendment establishing any such series.
As of the date of our most recent Annual Report on Form 10-K, no shares of our preferred stock were outstanding.

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation, our Bylaws and Georgia Law
A number of provisions of our articles of incorporation and our bylaws deal with matters of corporate governance and the rights of shareholders. The following discussion is a general summary of select provisions of our articles of incorporation, our bylaws and certain Georgia law that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board but which individual shareholders may deem to be in their best interest or in which shareholders may be offered a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions also render the removal of the incumbent board or management more difficult.
Common Stock. Our unissued shares of authorized Common Stock will be available for future issuance without additional shareholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board in opposing a hostile takeover bid.
Preferred Stock. The existence of authorized but unissued Preferred Stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of Preferred Stock to parties that might oppose such a takeover bid or issue shares of Preferred Stock containing terms the potential acquiror may find unattractive. This ability may have the effect of delaying or preventing a change of control, may discourage bids for our Common Stock at a premium over the market price of our Common Stock, and may adversely affect the market price of, and the voting and the other rights of the holders of, our Common Stock.
Board of Directors and Related Provisions. Our articles of incorporation provide that the number of directors is to be not less than five and not more than fifteen and is to be set by resolution of our board from time to time. Our articles of incorporation provide that any vacancy on our board that results from an increase in the number of directors, or from the death, resignation, retirement, disqualification, or removal from office of any director, will be filled by a majority of the remaining members of our board, though less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy resulting from the death, resignation, retirement, disqualification, or removal from office of a director will have the same remaining term as his or her predecessor. Accordingly, our board can prevent any shareholder from enlarging our board and filling the new directorships with that shareholder’s own nominees.
Special Meetings of Shareholders. Our bylaws provide that special meetings of shareholders may be called by the chairman of our board, the vice chairman, our chief executive officer, our president, our board by vote at a meeting, a majority of our directors in writing without a meeting, or by unanimous call of our shareholders. This provision could have the effect of inhibiting shareholder actions that require a special meeting of shareholders, unless our board, the chairman of our board, the vice chairman, our chief executive officer or our president calls such a special meeting.
Advance Notice Requirements for Shareholder Proposals and Director Nominees. Our bylaws provide that, if one of our shareholders desires to submit a proposal or nominate persons for election as directors at an annual shareholders’ meeting, the shareholder’s written notice must be received by the secretary of FIS at the principal executive offices of FIS not less than 120 days prior to the anniversary date of the date that the proxy statement for the immediately preceding annual meeting of shareholders was released to shareholders. However, if no annual meeting of the shareholders was held in the previous year or if the date of the annual meeting of the shareholders has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, the notice shall be delivered to and received by us not later than the last to occur of (i) the date that is 150 days prior to the date of the contemplated annual meeting or (ii) the date that is 10 days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting. In the case of a special meeting, to be timely, a shareholder’s proposal must be delivered to the secretary of FIS at the principal executive offices of FIS, no later than the close of business on the earlier of (i) the 30th day following the public announcement that a matter will be submitted to a vote of the shareholders at a special meeting or (ii) the 10th day following the day on which notice of the special meeting was given. The notice must describe the proposal or nomination and set forth the name and address of, and the stock held of record and beneficially by, the shareholder, together with other specified information. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our bylaws. The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the requisite procedures are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.
Other Constituencies
In discharging the duties of their respective positions and in determining what is believed to be in the best interests of our company, our board, committees of our board, and individual directors, in addition to considering the effects of any action on FIS or its shareholders, is authorized under a provision of our articles of incorporation to consider the interests of our employees, customers, suppliers, and creditors and the employees, customers, suppliers, and creditors of our subsidiaries, the communities in which our offices or other establishments are located, and all other factors the directors consider pertinent. This provision permits our board to consider numerous judgmental or subjective factors affecting a proposal for a business combination, including some non-financial matters, and on the basis of these considerations, our board may be permitted to oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.
Amendment of Our Articles of Incorporation
Under the Georgia Code, and except as otherwise provided by our articles of incorporation, amendments to our articles of incorporation generally require the amendment to be recommended to the shareholders by our board and approved at a properly called shareholder meeting by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. Our articles of incorporation require the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, to make, alter, amend, change, add to, or repeal any provision of, our articles of incorporation or our bylaws where such creation, alteration, amendment, change, addition, or repeal would be inconsistent with the provisions of our articles of incorporation relating to:

•	the number or classification of members of our board;

•	the filling of vacancies on our board; or

•	the ability of our board to adopt amendments to our bylaws.
Notwithstanding the foregoing, this two-thirds vote is not required for any alteration, amendment, change, addition, or repeal recommended by a majority of our board.
The Georgia Code provides that certain minor amendments to a corporation’s articles of incorporation may be adopted by the board without shareholder action.

Amendment of Our Bylaws
Under the Georgia Code in general, and subject to our articles of incorporation and the requirements of the business combination and fair price provisions described below, our bylaws may be altered, amended, or repealed by our board or by the affirmative vote of a majority of votes cast by shareholders entitled to vote thereon, where a quorum is present.

Anti-Takeover Legislation - Georgia Law
We are covered by two provisions of the Georgia Code that restrict business combinations with interested shareholders: the business combination provision and the fair price provision. These provisions do not apply to a Georgia corporation unless its bylaws specifically make the statute applicable, and once adopted, in addition to any other vote required by the corporation’s articles of incorporation or bylaws to amend the bylaws, such a bylaw may be repealed only by the affirmative vote of at least two-thirds of the continuing directors and a majority of the votes entitled to be cast by the voting shares of such corporation, other than shares beneficially owned by an interested shareholder and, with respect to the fair price provision, his, her, or its associates and affiliates.
Interested Shareholders Transactions
The business combination provision of the Georgia Code generally prohibits Georgia corporations from entering into certain business combination transactions with any “interested shareholder,” generally defined as any person other than the corporation or its subsidiaries beneficially owning at least 10% of the outstanding voting stock of the corporation, for a period of five years from the date that person became an interested shareholder, unless:

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prior to that shareholder becoming an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction by which the shareholder became an interested shareholder;

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in the transaction in which the shareholder became an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the voting stock outstanding, excluding, for purposes of determining the number of shares outstanding, “Insider Shares,” as defined below, at the time the transaction commenced; or

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subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least 90% of the outstanding voting shares, excluding, for purposes of determining the number of shares outstanding, Insider Shares, and the transaction was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote thereon, excluding from such vote Insider Shares and voting stock beneficially owned by the interested shareholder.

For purposes of this provision, Insider Shares refers generally to shares owned by:

•	persons who are directors or officers of the corporation, their affiliates, or associates;

•	subsidiaries of the corporation; or

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any employee stock plan under which participants do not have the right, as determined exclusively by reference to the terms of such plan and any trust which is part of such plan, to determine confidentially the extent to which shares held under such plan will be tendered in a tender or exchange offer.

A Georgia corporation’s bylaws must specify that all requirements of this provision apply to the corporation in order for this provision to apply. Our bylaws contain a provision stating that all requirements of this provision, and any successor provision, apply to us.

Fair Price Requirements
The fair price provision of the Georgia Code imposes certain requirements on business combinations of a Georgia corporation with any person who is an “interested shareholder” of that corporation. In addition to any vote otherwise required by law or the corporation’s articles of incorporation, under the fair price provision, business combinations with an interested shareholder must meet one of the three following criteria designed to protect a corporation’s minority shareholders:

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the transaction must be unanimously approved by the “continuing directors” of the corporation, generally directors who served prior to the time an interested shareholder acquired 10% ownership and who are unaffiliated with such interested shareholder, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval;

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the transaction must be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination; or

•	the terms of the transaction must meet specified fair pricing criteria and certain other tests.
A Georgia corporation’s bylaws must specify that all requirements of the fair price provision apply to the corporation in order for the fair price provision to apply. Our bylaws contain a provision stating that all requirements of the fair price provision, and any successor provisions thereto, apply to us.
Removal of Directors
The Georgia Code also contains a provision commonly referred to as the “removal provision,” which, in the case of a company such as FIS without a staggered board, generally provides that:

•	directors may be removed with or without cause only by a majority vote of the shares entitled to vote for the removal of directors; and

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a director may be removed by a corporation’s shareholders only at a meeting called for the purpose of removing him or her and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

Limitations on Director Liability
Under the provisions of our articles of incorporation, no director shall have any liability to us or to our shareholders for monetary damages for any action taken, or failure to take any action, as a director, except for: (1) any appropriation of any business opportunity of ours in violation of the director’s duties; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the Georgia Code (relating to a director’s personal liability for certain corporate distributions); or (4) any transaction from which the director received an improper personal benefit.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.